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                                                                           EXHIBIT 12(A)

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                                                    12 Months
                                                      YEARS ENDED DECEMBER 31,                        Ended
                                  --------------------------------------------------------------    March 31,
                                     1991         1992        1993        1994        1995            1996
                                  ----------   ----------   ----------   ----------   ----------    ---------
                                                            (THOUSANDS OF DOLLARS)
Net Income..................... $  545,479   $  475,936   $  614,868   $  659,406    $  616,964     $ 593,718
Plus Income Taxes (A)..........    261,912      223,782      307,414      301,447       325,737       317,611
                                  --------    ---------    ---------   ----------     ---------    ----------
Income Before Income Taxes.....    807,391      699,718      922,282      960,853       942,701       911,329
                                  --------    ---------    ---------   ----------     ---------    ----------
Fixed Charges
  Interest Charges (B).........    358,517      401,902      389,956      395,925       406,869       409,197
  Interest Factor in Rentals...      9,311        9,591       11,090       12,120        11,956        11,891
                                  --------    ---------    ---------   ----------     ---------    ----------
          Total................    367,828      411,493      401,046      408,045       418,825       421,088
                                  --------    ---------    ---------   ----------     ---------    ----------
Earnings Before Fixed Charges.. $1,175,219   $1,111,211   $1,323,328   $1,368,898    $1,361,526    $1,332,417
                                  ========    =========    =========   ==========     =========    ==========

Ratio..........................       3.20         2.70         3.30         3.35          3.25          3.16
                                      ====         ====         ====         ====          ====          ====

(A)  Includes state income taxes and federal income taxes for other income.

(B)  Excludes 1991 and 1992 interest expense on decommissioning costs of $6,956 and $5,208, respectively.  Effective January 1, 1992, accounting was changed to follow Federal Energy
     Regulatory Commission guidelines.
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